Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the use in this Registration Statement on Form S-8, of our report dated June 29, 2011 with respect to our audit of the consolidated financial statements of TechPrecision Corporation at March 31, 2011 and for the fiscal year eanded March 31, 2011.

/s/ Tabriztchi & Co., CPA, P.C.

Tabriztchi & Co., CPA, P.C.
Garden City, New York
October 12, 2011